Exhibit 99.2

Notional Customer/Partner Letter

Dear Valued Partner,
Today marks a significant milestone for Supermicro. We have filed our Annual Report for fiscal 2017. While this process has taken time, as we have said, the core issue concerned when sales transactions were recognized as revenues. I’m pleased to share that all previously reported sales transactions reflected actual revenues and the Annual Report confirms they are now accounted for in their proper period.
Supermicro is fortunate to have grown rapidly over the past 25 years, and our financial reporting systems and internal controls did not sufficiently keep pace. We have significantly enhanced our internal controls and taken other steps to remediate the issues that led to the delay. These actions include strengthening our revenue policies and processes while increasing training for our teams. Notwithstanding industry trends, we remain poised for continued growth and committed to ensuring we have strong and effective systems and controls for the future.
We have also strengthened our finance, compliance, and sales teams. Among others, since 2018, we have appointed a new Chief Financial Officer, a new Corporate Controller, and created the roles of Chief Compliance Officer and Vice President of Internal Audit. We have also appointed a new head of Worldwide Sales.
We take great care to manufacture all our products to exact specifications and to make sure our products are secure. Like many others, our network has in past years experienced unauthorized access, as the Annual Report notes. But our business, our operations, and our products have not been affected. Importantly, past intrusions have nothing to do with the deeply flawed, false articles published last Fall, which have been widely debunked by industry, intelligence, and security professionals. We are grateful for the support and your continuing confidence.
As we look to the future, our core strength in design and engineering will pave the way to continued growth and success. We are expanding our U.S.-based production capabilities where we remain the only Tier 1 systems vendor designing and building servers in Silicon Valley. We are also growing globally, and recently broke ground on a new 800,000-square-foot facility in Taiwan, which will expand our production capacity, hardware and software R&D, and support the latest and future technologies.

Following our motto, We Keep IT Green™, I have full confidence that our company’s collective efforts and contributions will make a major impact on the IT industry and the environment, while we continue to grow and build upon our company’s strong foundation.
Thank you,

/s/ Charles Liang
Charles Liang
President & CEO